EXHIBIT 99.1

EXHIBIT 99.1

Sirna Therapeutics Closes $18.7 Million Equity Financing

BOULDER, Colo., May 5 /PRNewswire-FirstCall/ — Sirna Therapeutics, Inc. (Nasdaq: RNAI) today announced that it has closed its previously announced private placement financing of 5.76 million common shares to institutional investors for aggregate gross proceeds of approximately $18.7 million. J.P. Morgan Securities Inc. acted as the lead-placement agent and Thomas Weisel Partners served as the co-placement agent for the financing.

“The completion of the current financing has allowed us to broaden our investor base with well-respected institutional investors, as well as further strengthen our cash position,” stated Howard W. Robin, President and Chief Executive Officer of Sirna Therapeutics.

Mr. Robin added, “This is an exciting time for Sirna. We have made significant progress in advancing our first RNAi-based product candidate, Sirna-027, towards the clinic. We continue to see great promise in our earlier-stage programs, having demonstrated systemic efficacy in three different animal models.”

Sirna-027 is an RNAi-based therapeutic that targets the vascular endothelial growth factor pathway for the treatment of age-related macular degeneration. Before the end of 2004, the company expects to file an Investigational New Drug application with the U.S. Food and Drug Administration to seek approval to commence Phase I clinical trials of Sirna-027. In addition Sirna is developing RNAi-based therapeutics that target the Hepatitis C Virus as well as specific oncology targets, the latter as part of a recently announced collaboration with Eli Lilly & Company.

About Sirna Therapeutics

Sirna Therapeutics is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties, including early stage of development and short operating history, ability to achieve and maintain profitability, ability to obtain and protect patents, risk of third-party patent infringement claims, ability to engage collaborators, ability to obtain regulatory approval for products, concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in the Company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information please contact: Howard W. Robin, President & CEO of Sirna Therapeutics, Inc., +1-303-449-6500; or investors, E. Blair Schoeb, or media, Justin Jackson, both of Burns McClellan, Inc., +1-212-213-0006, for Sirna Therapeutics, Inc.

SOURCE Sirna Therapeutics, Inc.

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